Exhibit 99.1

For Immediate Release:  November 2, 2009

Bridge Capital Holdings Reports Financial Results
For the Third Quarter and Nine Months Ended
September 30, 2009

Conference Call and Webcast Scheduled for Monday, November 2, 2009 at
5:00 p.m. Eastern Time

San Jose, CA – November 2, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter and nine months ended September 30, 2009.

The Company reported an operating profit of $539,000 for the three months ended September 30, 2009, representing an improvement of $9.7 million compared to an operating loss of $(9.2) million for the same period one year ago.  The operating profit for the third quarter of 2009 was reduced by preferred dividends of $1.1 million resulting in a net loss available to common shareholders of $(525,000), or $(0.08) per diluted common share.  This represented an improvement of $8.7 million compared to a net loss available to common shareholders of $(9.2) million, or $(1.41) per diluted common share, for the same period one year ago.  There were no preferred dividends during the third quarter of 2008.

The Company reported an operating profit of $30,000 for the nine months ended September 30, 2009, representing an improvement of $9.0 million compared to an operating loss of $(9.0) million for the same period one year ago.  The operating profit for the first nine months of 2009 was reduced by preferred dividends of $3.1 million resulting in a net loss available to common shareholders of $(3.1) million, or $(0.47) per diluted common share.  This represented an improvement of $5.9 million compared to a net loss available to common shareholders of $(9.0) million, or $(1.38) per diluted common share, for the same period one year ago.  There were no preferred dividends during the first nine months of 2008.

“One year ago we set out to aggressively reduce the risk profile of our business and the third quarter reflects the results of this work,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, “In the past year we have reduced land and construction exposure by more than 52% while building our allowance and capital ratios.  Our aggressive remediation of the land and construction portfolio, along with stable asset quality in our other portfolios, has enabled the Company to dramatically reduce our credit costs.  We have also been able to significantly improve our deposit mix, with non-interest bearing demand deposits increasing by more than $38.0 million during the third quarter of 2009.  The reduced credit costs and improved deposit mix helped drive our return to profitability on an operating basis for both the quarter and year to date. Certainly our operating environment continues to present considerable challenges, but we are confident that the extraordinary efforts of our professional Bridge Bankers have positioned our Company to weather the remaining cycle and emerge strongly as the economy begins to recover.”

Third Quarter Highlights

•	Operating profit improved $9.7 million compared to the same quarter one year earlier on lower provisions for loan losses.

•
Provision for loan losses decreased $18.3 million to $650,000 during the third quarter of 2009 compared to $19.0 million for the same period one year ago.  Net charge-offs of $1.7 million were at the lowest level in six quarters.

•
The allowance for credit losses at September 30, 2009 was 2.95% of gross loans, consistent with 2.96% at June 30, 2009; however it was 14% higher than the level of 2.59% one year earlier.  At September 30, 2009 the allowance for credit losses represented coverage of 60.99% of nonperforming loans.

•	Nonperforming assets increased to $32.1 million, or 3.84% of total assets, as of September 30, 2009 from $29.4 million, or 3.55% of total assets at June 30, 2009.

•	Construction and land development loans together decreased $72.0 million, or 52%, from one year ago, which includes a decrease of $27.6 million, or 67%, in land development loans.

•
Capital ratios substantially exceed the regulatory calculation for being “well capitalized” with a Total Risk-Based Capital Ratio of 19.57%, a Tier I Capital Ratio of 15.32%, and a Tier I Leverage Ratio of 12.38%.

•
Total assets were $834.8 million as of September 30, 2009, representing a decrease of $20.6 million, or 2%, from $855.4 million on the same date one year ago.  This also represents an increase of $5.3 million from $829.3 million in total assets at June 30, 2009.

•
Total deposits decreased $46.7 million, or 6%, to $692.1 million as of September 30, 2009 compared to $738.7 million on the same date one year ago and increased slightly over $689.1 million at June 30, 2009.

•	Demand deposits and core deposits represented 45.9% and 83.3%, respectively, of total deposits at September 30, 2009.

For the quarter ended September 30, 2009, the Company’s return on average assets and return on average equity were 0.25% and 1.96%, respectively, compared to (4.27)% and (54.48)%, respectively, for the same period in 2008.  Return on average assets and return on average equity for the nine months ended September 30, 2009 were 0.00% and 0.04%, respectively, compared to (1.48)% and (17.69)%, respectively, for the same period one year earlier.

Net Interest Income and Margin

Net interest income of $9.0 million for the quarter ended September 30, 2009 represented a decrease of approximately $2.0 million, or 18%, from $11.0 million for the same quarter one year earlier and was primarily attributable to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $813.6 million for the quarter ended September 30, 2009 decreased $7.6 million, or 1%, compared to $821.2 million for the same quarter in 2008.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 82.48% during the quarter ended September 30, 2009, which represented a decrease compared to an average of 92.41% for the same quarter of 2008.

For the nine months ended September 30, 2009, net interest income of $28.3 million represented a decline of $6.4 million, or 18%, from $34.7 million for the first nine months of 2008 and was primarily attributable to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $832.1 million for the nine months ended September 30, 2009 increased $59.3 million, or 8%, compared to $772.8 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 87.27% during the nine months ended September 30, 2009, which represented a decrease compared to an average of 95.73% for the same period of 2008.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% and 3.25%, respectively, in the quarter and nine months ended September 30, 2009 compared to 5.00% and 5.43%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter ended September 30, 2009 was 4.38% compared to 5.32% for the same period one year earlier.  The decline was primarily due to lower short-term interest rates and lower balance sheet leverage.    In addition, an increased level of nonperforming assets resulted in a negative impact of approximately 29 basis points in the third quarter of 2009 from reversed or foregone interest.

The net interest margin for the nine months ended September 30, 2009 was 4.55% compared to 6.01% for the nine months ended September 30, 2008.  The decline was also primarily the result of lower short-term interest rates and lower balance sheet leverage.  Nonperforming loans had a negative impact on net interest margin of approximately 24 basis points in 2009.

Non-Interest Income

The Company’s non-interest income for the quarter and nine months ended September 30, 2009 was $1.7 million and $8.0 million, respectively, compared to $2.0 million and $5.3 million, respectively, for the same periods one year ago.  The decrease in non-interest income for the third quarter of 2009 compared to the same period one year ago was primarily due to a gain of $413,000 recognized on the sale of securities during 2008, offset in part by increased deposit service charges during 2009.  The increase in non-interest income for the nine months ended September 30, 2009 compared to the same period one year ago was primarily attributable to the recognition of $3.2 million from the acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.  Excluding the impact of accounting related to hedging strategies, non-interest income is primarily comprised of foreign exchange fee income, deposit service charges, gains on the sale of “other real estate owned”, gains on the sale of securities, and gains on the sale of SBA loans.

Net interest income and non-interest income comprised total revenue of $10.7 million for the three months ended September 30, 2009 compared to $12.9 million for the same period one year earlier, representing a decrease of $2.3 million, or 18%.  For the nine months ended September 30, 2009, total revenue of $36.4 million represented a decrease of $3.7 million, or 9%, from $40.1 million for the nine months ended September 30, 2008.

Non-Interest Expense

Non-interest expense was $9.2 million and $28.0 million for the quarter and nine months ended September 30, 2009, respectively, compared to $9.8 million and $28.0 million, respectively, for the same periods in 2008.

Salary and benefits expense for the quarter ended September 30, 2009 was $5.1 million, representing a decrease of $779,000 from $5.9 million in the same period of 2008.  Salary and benefits expense for the nine months ended September 30, 2009 was $15.7 million, a decrease of $1.7 million from $17.4 million in the same period of 2008.  As of September 30, 2009 the Company employed 163 full-time equivalents (FTE) compared to 170 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 86.15% and 77.04% for the quarter and nine months ended September 30, 2009 compared to 75.74% and 69.98%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2009 of $834.8 million, compared to $855.4 million on the same date one year ago.  The decrease in total assets represented a decline of $20.6 million, or 2%, compared to September 30, 2008.  Total assets at September 30, 2009 compared to $947.6 million at December 31, 2008 representing a decrease of $112.8 million, or 12%.

The Company’s total deposits were $692.1 million as of September 30, 2009, compared to total deposits of $738.7 million as of September 30, 2008.  The decrease in deposits was $46.7 million, or 6%, compared to September 30, 2008.  Demand deposits represented 45.9% of total deposits at September 30, 2009, up from 30.9% at September 30, 2008.

The Company reported total gross loans outstanding at September 30, 2009 of $573.7 million, which represented a decrease of $113.0 million, or 17%, from $686.7 million for the same date one year earlier.   The decrease in gross loans included a decrease of $72.0 million, or 52%, in construction and land development loans.  In addition, de-leveraging by commercial borrowers resulted in a decrease in commercial and industrial loan balances of $29.1 million, or 10%.

Credit Quality

At September 30, 2009, nonperforming assets totaled $32.1 million, or 3.84% of total assets, compared to $29.4 million, or 3.55% of total assets as of June 30, 2009, and $20.2 million, or 2.36% of total assets, on the same date one year earlier.  The nonperforming assets at September 30, 2009 consisted of loans on nonaccrual or 90 days or more past due totaling $27.7 million, and other real estate owned valued at $4.3 million.  Nonperforming loans at September 30, 2009 were comprised of loans with legal contractual balances totaling approximately $41.4 million reduced by impairment charges of $13.7 million which have been charged against the allowance for credit losses.

The Company charged-off $1.7 million during the three months ended September 30, 2009 compared to $15.9 million charged-off during the three months ended September 30, 2008.  During the nine months ended September 30, 2009, the Company charged-off balances totaling $10.3 million which compared to $18.4 million charged-off during the same period of 2008.  During the three and nine months ended September 30, 2009 the Company recognized $11,000 and $319,000, respectively, in loan recoveries compared to $34,000 and $35,000, respectively, in loan recoveries during the same periods of 2008.

Construction and land development loans together totaled approximately $66.4 million as of September 30, 2009, compared to $138.4 million one year earlier, representing a decrease of $72.0 million or 52%.  Land development loans decreased by $27.6 million, or 67%, from $41.1 million at September 30, 2008 to $13.5 million on September 30, 2009.  During the same period, unfunded commitments on construction and land development loans decreased by $35.9 million.

“In the third quarter of 2009 alone we reduced construction and land development exposure by $28 million, or 30%, primarily as a result of pay-downs,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings, “In addition, construction and land development loans comprise $22 million, or nearly 81%, of nonperforming loans.  On average these loans have been written down by over 30% of their original contractual balance.  This practice strongly supports the level of allowance for loan losses at 2.95% of loans.”

The allowance for loan losses was $16.9 million, or 2.95% of total loans, at September 30, 2009, compared to $17.8 million, or 2.59% of total loans, at September 30, 2008.  The provision for credit losses for the three and nine months ended September 30, 2009 was $650,000 and $8.3 million, respectively, compared to $19.0 million and $27.6 million, respectively, for the same periods in 2008.

Capital Adequacy

At September 30, 2009, shareholders’ equity in the Company totaled $108.7 million, which included approximately $53.9 million in preferred stock and $(617,000) in other comprehensive income/(loss).  Shareholders’ equity at September 30, 2009 compared to $57.7 million on the same date one year earlier.  The increase was the result of capital raised in the fourth quarter of 2008 in the form of $30.0 million of mandatorily convertible preferred stock and $23.8 million of preferred stock issued under the US Treasury’s Capital Purchase Program.

In October, the Company elected to exercise its rights under the mandatorily convertible preferred stock to defer the dividend payment of $750,000 that was due on October 15, 2009.  The dividend is cumulative and shareholders’ equity at September 30, 2009 has been reduced for its future payment, which may be effected in cash or the distribution of common shares of equivalent value.

The Company’s tangible common equity ratio was 6.57% at September 30, 2009 compared to 6.19% at December 31, 2008.  The Company’s Total Risk-Based Capital Ratio, Tier I Capital Ratio, and Tier I Leverage Ratio of 19.57%, 15.32%, and 12.38%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call today, November 2, 2009 at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through November 16, 2009 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 37034175. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, National Association

Bridge Bank, National Association is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer
Bridge Capital Holdings	Bridge Capital Holdings
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Examples of forward-looking statements include, but are not limited to: statements concerning future profitability or financial performance; statements concerning the adequacy of loan loss reserves or capital; statements of plans and expectations of the Company or its management or board of directors, including those relating to products or services; and stated assumptions underlying such statements.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; the length and severity of current difficulties in the national and California economies and the effects of federal and state government efforts to address those difficulties; changes in interest rates; fluctuations in assets prices including, but not limited to, stocks, bonds and real estate; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; changes in legislation, regulations or the regulatory environment which adversely affect the Company’s operations or business, including without limitation those relating to the TARP Capital Purchase Program and related executive compensation requirements; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; operational risks including data processing system failures; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/09	06/30/09	09/30/08	09/30/09	09/30/08

INTEREST INCOME
Loans	$10,181	$11,263	$13,632	$33,218	$43,107
Federal funds sold	106	82	512	300	835
Investment securities available for sale	117	29	69	146	1,204
Other	111	102	45	287	81
Total interest income	10,515	11,476	14,258	33,951	45,227

INTEREST EXPENSE
Deposits	1,262	1,437	2,980	4,530	9,595
Other	261	346	291	1,086	889
Total interest expense	1,523	1,783	3,271	5,616	10,484

Net interest income	8,992	9,693	10,987	28,335	34,743
Provision for credit losses	650	4,000	19,000	8,300	27,570
Net interest income after provision for credit losses	8,342	5,693	(8,013)	20,035	7,173

NON-INTEREST INCOME
Service charges on deposit accounts	498	476	327	1,394	814
Gain on sale of SBA loans	220	287	87	611	556
Other non-interest income	971	1,563	1,541	6,014	3,971
Total non-interest income	1,689	2,326	1,955	8,019	5,341

OPERATING EXPENSES
Salaries and benefits	5,081	5,101	5,859	15,749	17,421
Premises and fixed assets	1,118	1,104	1,163	3,336	3,424
Other	3,003	3,138	2,780	8,923	7,204
Total operating expenses	9,202	9,343	9,802	28,008	28,049

Income before income taxes	829	(1,324)	(15,860)	46	(15,535)
Income taxes	290	(482)	(6,655)	16	(6,525)

NET INCOME	$539	$(842)	$(9,205)	$30	$(9,010)

Preferred dividends	1,064	1,057	-	3,138	-
Net income available to common shareholders	$(525)	$(1,899)	$(9,205)	$(3,108)	$(9,010)

EARNINGS PER SHARE
Basic earnings per share	$(0.08)	$(0.29)	$(1.41)	$(0.47)	$(1.38)
Diluted earnings per share	$(0.08)	$(0.29)	$(1.41)	$(0.47)	$(1.38)
Average common shares outstanding	6,571,479	6,571,479	6,533,545	6,571,479	6,487,200
Average common and equivalent shares outstanding	6,571,479	6,571,479	6,533,545	6,571,479	6,487,200

PERFORMANCE MEASURES
Return on average assets	0.25%	-0.39%	-4.27%	0.00%	-1.48%
Return on average equity	1.96%	-3.04%	-54.48%	0.04%	-17.69%
Efficiency ratio	86.15%	77.74%	75.74%	77.04%	69.98%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08

ASSETS
Cash and due from banks	$15,327	$18,295	$16,637	$18,421	$21,286
Federal funds sold	157,845	122,500	169,080	199,525	113,735
Interest-bearing deposits	19,120	24,520	16,539	7,268	4,915
Investment securities available for sale	40,761	32,517	-	-	101
Loans:
Commercial	257,703	261,927	282,782	301,024	286,793
SBA	59,606	60,885	70,339	77,043	69,921
Real estate construction	52,888	79,738	90,268	98,105	97,255
Land and land development	13,530	14,224	19,066	23,535	41,136
Real estate other	135,326	136,016	137,960	134,767	130,845
Factoring and asset-based lending	48,413	47,790	45,295	55,761	50,006
Other	6,228	5,960	10,407	9,371	10,767
Loans, gross	573,694	606,540	656,117	699,606	686,723
Unearned fee income	(1,518)	(1,437)	(1,361)	(1,601)	(1,817)
Allowance for credit losses	(16,922)	(17,968)	(18,155)	(18,554)	(17,764)
Loans, net	555,254	587,135	636,601	679,451	667,142
Premises and equipment, net	3,909	4,169	4,504	4,790	5,044
Accrued interest receivable	2,825	2,723	2,672	3,137	3,217
Other assets	39,787	37,477	35,558	35,004	39,967
Total assets	$834,828	$829,336	$881,591	$947,596	$855,407

LIABILITIES
Deposits:
Demand noninterest-bearing	$313,228	$274,633	$286,749	$284,319	$223,843
Demand interest-bearing	4,255	4,486	4,163	4,267	4,224
Money market and savings	259,282	280,262	296,828	335,200	404,212
Time	115,294	129,740	145,358	153,459	106,460
Total deposits	692,059	689,121	733,098	777,245	738,739

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	10,000	30,000	30,000
Accrued interest payable	337	365	412	511	274
Other liabilities	16,204	13,079	10,231	9,823	11,176
Total liabilities	726,127	720,092	771,268	835,106	797,716

SHAREHOLDERS' EQUITY
Preferred stock	53,864	53,864	53,864	53,864	-
Common stock	40,656	40,301	39,921	39,655	39,139
Retained earnings	14,798	15,334	17,233	17,916	16,399
Accumulated other comprehensive (loss)	(617)	(255)	(695)	1,055	2,153
Total shareholders' equity	108,701	109,244	110,323	112,490	57,691
Total liabilities and shareholders' equity	$834,828	$829,336	$881,591	$947,596	$855,407

CAPITAL ADEQUACY
Tier I leverage ratio	12.38%	12.28%	11.82%	12.36%	8.44%
Tier I risk-based capital ratio	15.32%	15.08%	14.20%	13.31%	9.02%
Total risk-based capital ratio	19.57%	19.27%	18.15%	16.90%	10.27%
Total equity/ total assets	13.02%	13.17%	12.51%	11.87%	6.74%
Book value per common share	$7.83	$7.91	$8.18	$8.51	$8.74

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended September 30,
	2009			2008
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$589,343	6.85%	$10,181	$705,402	7.69%	$13,632
Federal funds sold	167,480	0.25%	106	104,909	1.94%	512
Investment securities	35,161	1.32%	117	5,419	5.07%	69
Other	21,591	2.04%	111	5,481	3.27%	45
Total interest earning assets	813,575	5.13%	10,515	821,211	6.91%	14,258

Noninterest-earning assets:
Cash and due from banks	15,185			18,154
All other assets (3)	25,487			19,190
TOTAL	$854,247			$858,555

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,349	0.09%	1	$5,340	0.22%	$3
Money market and savings	280,640	0.61%	435	420,900	1.97%	2,083
Time	137,139	2.39%	826	99,290	3.58%	894
Other	17,527	5.91%	261	21,386	5.41%	291
Total interest-bearing liabilities	439,655	1.37%	1,523	546,916	2.38%	3,271

Noninterest-bearing liabilities:
Demand deposits	292,370			237,831
Accrued expenses and other liabilities	13,062			6,586
Shareholders' equity	109,160			67,222
TOTAL	$854,247			$858,555

Net interest income and margin		4.38%	$8,992		5.32%	$10,987

(1)	Loan fee amortization of $833,000 and $1.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $17.7 million and $15.8 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Nine months ended September 30,
	2009			2008
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$630,354	7.05%	$33,218	$684,690	8.41%	$43,107
Federal funds sold	169,113	0.24%	300	52,514	2.12%	835
Investment securities	14,908	1.31%	146	32,332	4.97%	1,204
Other	17,723	2.17%	287	3,294	3.28%	81
Total interest earning assets	832,098	5.46%	33,951	772,830	7.82%	45,227

Noninterest-earning assets:
Cash and due from banks	18,001			19,062
All other assets (3)	24,230			22,791
TOTAL	$874,329			$814,683

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,632	0.12%	$4	$5,271	0.25%	$10
Money market and savings	298,868	0.78%	1,749	390,347	2.28%	6,662
Time	137,945	2.69%	2,777	98,349	3.97%	2,923
Other	29,432	4.93%	1,086	22,184	5.35%	889
Total interest-bearing liabilities	470,877	1.59%	5,616	516,151	2.71%	10,484

Noninterest-bearing liabilities:
Demand deposits	280,830			221,257
Accrued expenses and other liabilities	11,689			9,258
Shareholders' equity	110,933			68,017
TOTAL	$874,329			$814,683

Net interest income and margin		4.55%	$28,335		6.01%	$34,743

(1)	Loan fee amortization of $3.2 million and $4.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $17.9 million and $11.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$17,968	$18,155	$18,554	$17,764	$14,608
Provision for credit losses, quarterly	650	4,000	3,650	3,950	19,000
Charge-offs, quarterly	(1,707)	(4,210)	(4,334)	(3,246)	(15,878)
Recoveries, quarterly	11	23	285	86	34
Balance, end of period	$16,922	$17,968	$18,155	$18,554	$17,764

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$27,745	$27,136	$23,205	$15,772	$19,316
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	1,437	-	-
Nonperforming loans	27,745	27,136	24,642	15,772	19,316
Other real estate owned	4,333	2,268	3,626	1,096	862
Nonperforming assets	$32,078	$29,404	$28,268	$16,868	$20,178

ASSET QUALITY
Allowance for credit losses / gross loans	2.95%	2.96%	2.77%	2.65%	2.59%
Allowance for credit losses / nonperforming loans	60.99%	66.21%	73.68%	117.64%	91.97%
Nonperforming assets / total assets	3.84%	3.55%	3.21%	1.78%	2.36%
Nonperforming loans / gross loans	4.84%	4.47%	3.76%	2.25%	2.81%
Net quarterly charge-offs / gross loans	0.30%	0.69%	0.62%	0.45%	2.31%